                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

                                                             Year Ended December 31,              Nine Months Ended September 30,
                                              -------------------------------------------------   -------------------------------
                                                1996       1997     1998      1999      2000           2000                2001
                                              -------------------------------------------------   -------------------------------
Net loss applicable to common shareholders     (13,928)  (23,026)  (24,972)  (41,481)  (52,437)      (37,261)            (49,158)
Add: fixed charges                                 662       550       608       711       729           575               3,431
                                              -------------------------------------------------   -------------------------------

Earnings as defined                            (13,266)  (22,476)  (24,364)  (40,770)  (51,708)      (36,686)            (45,727)
                                              =================================================   ===============================

Fixed charges:
Interest expensed and capitalized                  513       378       435       502       544           450               3,123
Estimated interest component of rent               149       172       173       209       185           125                 308
                                              -------------------------------------------------   -------------------------------

Total fixed charges                                662       550       608       711       729           575               3,431
                                              =================================================   ===============================

Ratio of earnings to fixed charges                  (1)       (1)         (1)         (1)         (1)           (1)           (1)

(1) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss applicable to common shareholders for the period.